EXHIBIT 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	Thomas E. Morell
MARCH 11, 2008	Sr. Vice President, Chief Financial Officer,
Secretary and Treasurer
(717) 738-8315

D&E COMMUNICATIONS REPORTS FOURTH QUARTER AND YEAR END 2007 RESULTS

•	Full year 2007 net income of $10.6 million and earnings per share of $0.74

EPHRATA, PENNSYLVANIA (March 11, 2008) – D&E Communications, Inc. (“D&E” or the “Company”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the fourth quarter and year ended December 31, 2007.

For the fourth quarter of 2007, the Company reported total operating revenue of $38.8 million, compared to $39.8 million in the fourth quarter of 2006. Operating income for the fourth quarter of 2007 was $4.1 million, compared to operating income of $7.2 million in the fourth quarter of 2006. Net income for the fourth quarter of 2007 was $2.0 million, or $0.14 per share, compared to a net income of $3.5 million, or $0.24 per share, for the same period last year. Net income before certain one-time items described below was $2.8 million, or $0.19 per share, for the fourth quarter of 2007, compared to $2.7 million, or $0.18 per share, for the fourth quarter of 2006.

In the fourth quarter of 2007, the Company recognized a non-cash goodwill impairment charge of $5.2 million ($4.7 million, or $0.32 per common share, after tax) in the Systems Integration segment. Going forward, the Company expects the Systems Integration segment to focus on a more limited set of core customers. As a result of this strategic change, the Company compared the estimated future cash flows from this smaller business segment to the value of goodwill ascribed to the segment which resulted in the impairment. As a result of this non-cash goodwill impairment charge, the Systems Integration segment is left with no remaining goodwill or intangible asset value on the segment’s balance sheet.

The revenue decrease of $1.0 million for the fourth quarter 2007 is primarily the result of a new directory contract which became effective in the fourth quarter of 2006. Under the new contract, the responsibility for publication and distribution of the directory and the related financial risks became the responsibility of the publisher. As new directories covered by this contract are published, directory revenue is only the annual fee paid to the Company for access to our customers. As a result, directory revenue decreased $1.2 million and directory expenses decreased $1.1 million from the fourth quarter of 2006 to the fourth quarter of 2007.

Also included in the fourth quarter 2007 results was income of $4.6 million ($2.7 million, or $0.19 per common share, after tax) from the collection of remaining outstanding principal on the note received from the sale of Conestoga Wireless assets, which was scheduled to be paid in monthly installments through June 1, 2009. These principal payments collected during the 2007 period compared to $0.7 million ($0.4 million, or $0.03 per common share, after tax) in principal payments collected in the fourth quarter of 2006. The note receivable was fully reserved on our balance sheet because the note was from a highly leveraged entity and the business sold had not generated positive cash flow prior to its sale. Thus, the Company recognized income upon collection of the principal and interest. The fourth quarter 2007 results were also affected by a decrease in depreciation expense in the Wireline segment of $1.8 million ($1.2 million, or $0.08 per share, after tax) primarily due to revisions in the estimated useful lives of certain fixed assets effective July 2007, in addition to certain fixed assets becoming fully depreciated in the first and second quarters of 2007. Results for the fourth quarter 2006 included a loss from discontinued operations of $0.3 million, or $0.02 per share, and a gain on investment of $1.0 million ($0.7 million, or $0.05 per common share, after tax) as a result of a $1.0 million cash payment received in December related to advances to our international operations that had been written off in a previous year.

Total operating revenue for the full year 2007 was $152.6 million, compared to $162.1 million for the previous year. The revenue decrease of $9.5 million for the year 2007 was primarily the result of a decline in directory revenue of $10.3 million, due to the terms of the new directory contract described above. Directory expenses decreased $9.6 million as a result of this contract. Operating income for 2007 was $24.6 million, compared to operating income of $22.5 million in 2006. Net income for the year was $10.6 million, or $0.74 per share, compared to a net income of $6.7 million, or $0.47 per share, for 2006. Net income before certain one-time items described below was $9.2 million, or $0.64 per share, for the year ended December 31, 2007, compared to $7.6 million, or $0.53 per share, for the year ended December 31, 2006.

Results for the year 2007 included a non-cash goodwill impairment charge of $5.2 million ($4.7 million, or $0.32 per common share, after tax) described above, a gain of $0.6 million ($0.6 million, or $0.04 per share, after tax) from life insurance proceeds, a decrease in depreciation expense in the Wireline segment of $3.6 million ($2.3 million, or $0.16 per share, after tax) described above and income of $5.5 million ($3.2 million, or $0.22 per common share, after tax) from the collection of the remaining outstanding principal on the note received from the sale of Conestoga Wireless assets as described above, which was scheduled to be paid in monthly installments through June 1, 2009. These principal payments collected during 2007 compare to $2.9 million ($1.6 million, or $0.11 per common share, after tax) in principal payments collected in 2006. Results for 2006 included a gain on investment of $1.0 million ($0.7 million, or $0.05 per common share, after tax) as a result of a $1.0 million cash payment received in December related to advances to our international operations that had been written off in a previous year, a loss on early extinguishment of debt of $1.1 million ($0.6 million, or $0.04 per share after tax), a non-cash customer relationships intangible asset impairment loss of $1.9 million ($1.1 million, or $0.08 per share, after tax) and a loss from discontinued operations of $1.5 million, net of tax, or $0.10 per share.

“D&E continued to advance its corporate objectives in 2007,” stated James W. Morozzi, D&E’s President and Chief Executive Officer. “We continue to execute upon our broadband growth initiative as we ended the year with 38,333 DSL/ High-speed Internet subscribers, an increase of 21% over last year. We have also made progress in our CLEC’s “On-Net” initiative with an increase to 34% of our customers being served entirely on our own network at year-end, as compared to 30% On-Net at year-end 2006. At the same time, we increased the number of traditional access lines in our CLEC markets by almost 7% for business customers and more than 5% in total, which also reflects our strategy to reduce the number of residential customers that we serve on a low-margin resale basis. We are experiencing growth in the non-traditional data equivalent lines in our markets and were successful in completing network enhancements during this past year that allow us to provide new products like Metro Ethernet/MPLS.”

Morozzi noted, “While not yet satisfied with the results of the Systems Integration segment, we have seen positive results in 2007 of the steps that we have taken to improve the financial performance of the segment. There was a $2.1 million reduction in the Systems Integration operating loss when comparing the results for 2007 and 2006 and excluding the effects of the 2007 non-cash goodwill impairment charge of $5.2 million and the 2006 non-cash intangible asset impairment charge of $1.9 million. We are making more changes in 2008 in an effort to eliminate the operating loss. We have incorporated the Systems Integration’s sales team into our existing Wireline sales management structure, allowing us to reduce our employee count. We have assessed our sales results and modified our compensation plans to place more emphasis on developing additional business from our core customers. We have attained Microsoft Gold Certified Partner status, which provides us with additional support and training from Microsoft. We continue to enhance our Cisco qualifications and certifications around core network infrastructure, architecture and design skills that directly complement our Wireline products and services. We plan to further align the segment’s core service of information technology solutions with the products and services that we offer to our Wireline segment customers. The intended result will initially be a smaller Systems Integration segment, focused on serving our core customers, and driving to eliminate the operating losses.”

Morozzi added, “We continue to see the competitive pressures in our RLEC markets, demonstrated by the 4.0% reduction in traditional access lines in those areas. However, we continue to find ways to control costs in the business, evidenced in 2007 by our ability to maintain benefit costs without sacrificing our ability to attract and retain employees. These reductions in cost enable us to recognize increases in our operating income and cash flows, helping us to continue to pay down our long-term debt, which we were able to reduce by slightly more than $13 million in 2007.”

Summary Statistics

	December 31, 2007	December 31, 2006	Change	% Change
RLEC access lines	124,600	129,848	(5,248)	(4.0%)
CLEC access lines	46,002	43,720	2,282	5.2%
DSL/High-speed Internet Subscribers	38,333	31,724	6,609	20.8%
Dial-up Internet subscribers	3,254	5,337	(2,083)	(39.0%)
Video subscribers	7,986	7,437	549	7.4%
Web-hosting customers	1,009	951	58	6.1%

Total customer connections	221,184	219,017	2,167	1.0%

On a segment by segment basis, the Company reported the following information:

Wireline

Fourth quarter 2007 revenues from the Wireline segment were $37.2 million, as compared to $37.6 million for the fourth quarter 2006. The decrease was due in large part to lower directory revenue of $1.2 million, partially offset by increased DSL/High-speed Internet revenue of $0.9 million because of subscriber growth. Full-year 2007 revenue for the Wireline segment was $145.7 million, as compared to $153.8 million for 2006. The decrease was caused mainly by reductions in directory revenue of $10.3 million and network access revenue of $2.3 million primarily due to lower NECA revenue. These decreases were partially offset by increased DSL/High-speed Internet revenue of $3.5 million because of subscriber growth and higher local telephone service revenue of $1.2 million primarily from increases in private network circuits and custom calling feature revenue.

Wireline operating expenses for the fourth quarter of 2007 were $27.3 million, compared to $29.6 million during the same period last year, with the reduction caused primarily by the decrease in directory expense of $1.1 million. Depreciation expense decreased approximately $1.0 million due to revisions in the estimated useful lives of certain fixed assets to update composite depreciation rates for regulated telephone property and $1.3 million because certain fixed assets became fully depreciated in the first and second quarters of 2007. Network access expense increased $0.6 million due to increased minutes of use and a higher rate per minute of use and a fourth quarter 2006 reduction of $0.2 million in estimated reciprocal compensation expense due to wireless carriers.

Wireline operating expenses for the full year 2007 were $112.8 million, compared to $124.6 million during the same period last year, with the reduction caused primarily by the decrease in directory expense of $9.6 million. Depreciation expense decreased approximately $3.6 million and network access expense increased $0.6 million due to the factors cited above for the fourth quarter of 2007.

Operating income was $9.9 million for fourth quarter of 2007 and $8.0 million for the fourth quarter of 2006. For the year, the Wireline segment reported operating income of $32.9 million, up from operating income of $29.2 million in 2006.

Systems Integration

System Integration revenues for the quarter were $1.2 million, compared to $1.8 million for the same period last year. Communication services revenue decreased $0.9 million primarily due to the expiration of a contract with a large retail services customer on March 31, 2007. The Company estimates that the loss of this contract will not have a negative impact on operating income (loss). Computer products sold increased by $0.3 million. For the year, Systems Integration segment revenue was $5.4 million, compared to $6.6 million in 2006. Communication services revenue decreased $1.9 million primarily due to the expiration of a contract with a large retail services customer on March 31, 2007 and computer products sold increased $0.7 million.

Fourth quarter 2007 operating expenses were $6.8 million, compared to $2.6 million in the fourth quarter of 2006. As a result of a change in strategic direction to focus on serving only core customers, an estimate of future cash flows based on the segment’s business plan indicated that there was an impairment of goodwill in the Systems Integration segment. The Company therefore recognized a non-cash goodwill impairment charge of $5.2 million in the fourth quarter of 2007, which was the entire balance of goodwill of the Systems Integration segment. In addition, labor and benefits costs declined approximately $0.5 million.

For the year, operating expenses were $12.8 million, compared to $12.9 million in the previous year. Labor and benefits costs declined approximately $2.0 million. Depreciation and amortization expense decreased $0.4 million. In 2007, we recognized a non-cash goodwill impairment charge of $5.2 million and, in 2006, we recorded a $1.9 million non-cash customer relationships intangible asset impairment loss in this segment. As a result, there are no remaining intangible assets or goodwill in the segment.

The operating loss for the fourth quarter 2007 was $5.6 million compared to an operating loss of $0.8 million in the fourth quarter of 2006. Operating losses for the year increased $1.1 million, to $7.4 million, compared to $6.3 million in 2006 due to the goodwill impairment of $5.2 million.

About D&E Communications

D&E is a leading integrated communications provider offering high-speed data, Internet access, local and long distance telephone, data, professional IT services, network monitoring, security solutions and video services. Based in Lancaster County, D&E has been serving communities in central and eastern Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, expect per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(Unaudited)
	2007	2006	2007	2006
OPERATING REVENUES
Communication service revenues	$37,261	$38,405	$146,631	$156,862
Communication products sold	801	580	3,046	2,252
Other	712	812	2,872	2,954

Total operating revenues	38,774	39,797	152,549	162,068

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	12,353	13,513	49,528	60,314
Cost of communication products sold	690	477	2,496	1,905
Depreciation and amortization	7,812	9,752	34,208	38,241
Marketing and customer services	3,412	3,281	13,910	13,458
General and administrative services	5,288	5,605	22,610	23,746
Goodwill and intangible asset impairments	5,158	—	5,158	1,892

Total operating expenses	34,713	32,628	127,910	139,556

Operating income	4,061	7,169	24,639	22,512

OTHER INCOME (EXPENSE)
Equity in net income (losses) of affiliates	—	58	(3)	(180)
Interest expense	(3,729)	(3,737)	(14,928)	(15,274)
Loss on early extinguishment of debt	—	(9)	—	(1,103)
Gain on investments	—	1,035	—	1,035
Other, net	5,164	1,235	8,245	4,790

Total other income (expense)	1,435	(1,418)	(6,686)	(10,732)

Income from continuing operations before income taxes and dividends on utility preferred stock	5,496	5,751	17,953	11,780
INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes	3,492	1,969	7,249	3,465
Dividends on utility preferred stock	16	16	65	65

Total income taxes and dividends on utility preferred stock	3,508	1,985	7,314	3,530

Income from continuing operations	1,988	3,766	10,639	8,250
Discontinued operations:
Loss from operations of Voice Systems Business, net of income tax benefits	—	(133)	—	(488)
Loss on sale of Voice Systems Business, net of income taxes	—	(150)	—	(1,020)

Loss from discontinued operations	—	(283)	—	(1,508)

NET INCOME	$1,988	$3,483	$10,639	$6,742

Weighted average common shares outstanding (basic)	14,420	14,367	14,399	14,346
Weighted average common shares outstanding (diluted)	14,519	14,451	14,471	14,417
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Income from continuing operations – basic	$0.14	$0.26	$0.74	$0.58
Loss from discontinued operations – basic	—	(0.02)	—	(0.11)

Net income per common share – basic	$0.14	$0.24	$0.74	$0.47

Income from continuing operations – diluted	$0.14	$0.26	$0.74	$0.57
Loss from discontinued operations – diluted	—	(0.02)	—	(0.10)

Net income per common share – diluted	$0.14	$0.24	$0.74	$0.47

Dividends per common share	$0.12	$0.12	$0.50	$0.50

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31,
	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,845	$3,101
Short-term investments	—	7,746
Accounts and notes receivable, net of reserves of $500 and $609	14,688	16,037
Inventories, lower of cost or market, at average cost	2,666	2,704
Prepaid expenses	2,887	3,310
Other	2,520	1,150

TOTAL CURRENT ASSETS	40,606	34,048

PROPERTY, PLANT AND EQUIPMENT
In service	396,659	380,630
Under construction	6,648	5,504

	403,307	386,134
Less accumulated depreciation	237,243	214,722

	166,064	171,412

OTHER ASSETS
Goodwill	137,623	143,667
Intangible assets, net of accumulated amortization	148,376	153,072
Other	8,512	8,375

	294,511	305,114

TOTAL ASSETS	$501,181	$510,574

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,071	$7,066
Accounts payable and accrued liabilities	17,188	13,654
Accrued taxes	1,093	195
Accrued interest and dividends	816	1,149
Advance billings, customer deposits and other	4,709	4,880

TOTAL CURRENT LIABILITIES	30,877	26,944

LONG-TERM DEBT	186,879	199,950

OTHER LIABILITIES
Deferred income taxes	70,977	74,849
Other	23,128	21,806

	94,105	96,655

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20,000 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares: 100,000 at December 31, 2007 and 2006 Outstanding shares: 14,425 at December 31, 2007 and 14,376 at December 31, 2006	2,571	2,563
Additional paid-in capital	163,037	162,010
Accumulated other comprehensive income (loss)	(7,216)	(5,028)
Retained earnings	48,147	44,651
Treasury stock at cost, 1,644 shares at December 31, 2007 and 1,640 shares at December 31, 2006	(18,665)	(18,617)

	187,874	185,579

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$501,181	$510,574

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	2007	2006
	(Unaudited)
Net income	$10,639	$6,742
Add: Loss from discontinued operations	—	1,508

Income from continuing operations	10,639	8,250
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	34,208	38,241
Bad debt expense	693	592
Deferred income taxes	(3,500)	(3,870)
Equity in net income of affiliates	3	180
Gain on investments	—	(1,035)
Gain from cash recovery of note receivable	(5,500)	(2,875)
Gain from life insurance proceeds	(588)	—
(Gain) loss on retirement of property, plant and equipment	(134)	193
Goodwill and intangible asset impairments	5,158	1,892
Stock-based compensation expense	355	367
Loss on early extinguishment of debt	—	1,103
Changes in operating assets and liabilities:
Accounts receivable	787	1,364
Inventories	38	108
Prepaid expenses	492	4,955
Accounts payable and accrued liabilities	1,795	(5,382)
Accrued taxes and accrued interest	571	(3,476)
Advance billings, customer deposits and other	(170)	(5,555)
Other, net	(2,699)	2,702

Net Cash Provided by Operating Activities from Continuing Operations	42,148	37,754

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(22,457)	(24,778)
Proceeds from sale of property, plant and equipment	777	564
Purchase of short-term investments	(3,187)	(16,123)
Proceeds from sale of short-term investments	10,933	8,377
Collection of note receivable	5,879	2,875
Life insurance proceeds	1,000	—
Acquisition of customer list intangible asset	(606)	—
Investments in and advances to affiliates	—	(390)
Investment returns and repayments from affiliates	—	1,035

Net Cash Used in Investing Activities from Continuing Operations	(7,661)	(28,440)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(6,885)	(6,839)
Proceeds from long-term debt financing	—	180,750
Payment of debt issuance costs	—	(400)
Payments on long-term debt	(13,066)	(190,807)
Termination of interest rate swap agreements	—	1,064
Proceeds from issuance of common stock	205	224
Excess tax benefits from stock compensation plans	51	—
Purchase of treasury stock	(48)	—

Net Cash Used in Financing Activities from Continuing Operations	(19,743)	(16,008)

CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	14,744	(6,694)
CASH USED IN DISCONTINUED OPERATIONS
Cash used in operating activities of discontinued operations	—	(248)
Cash used in investing activities of discontinued operations	—	(282)

Net Cash Used in Discontinued Operations	—	(530)

INCREASE IN CASH AND CASH EQUIVALENTS	14,744	(7,224)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,101	10,325

CASH AND CASH EQUIVALENTS, END OF YEAR	$17,845	$3,101